UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 12, 2010 (March 12, 2010)

Endo Pharmaceuticals Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15989	13-4022871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Endo Boulevard, Chadds Ford, PA		19317
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (610) 558-9800

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2010, the Company’s Board of Directors appointed Julie McHugh as the Company’s Chief Operating Officer.

Most recently, Ms. McHugh was president and CEO for Nora Therapeutics, a venture capital backed biotech start-up developing novel therapies to prevent implantation failure in the setting of in-vitro fertilization and recurrent pregnancy loss. Before joining Nora, she held senior positions at Johnson & Johnson during a twelve year period. Her last role at J&J was Company Group Chairman for the Global Virology Business Unit. Before that she was President of Centocor, Inc., a J&J company. Previously, Ms. McHugh held marketing positions of increasing scope and accountability at Astra-Merck, Rhone-Poulenc Rorer (Sanofi Aventis) and SmithKline (GlaxoSmithKline).

Julie currently serves on the Board of Visitors for the Smeal College of Business of the Pennsylvania State University, the Board of Directors for the Nathaniel Adamczyk Foundation and was 2009 Chairman of the Board of Directors for the Pennsylvania Biotechnology Association. She received her Bachelor of Science degree from Pennsylvania State University and her Masters of Business Administration degree from Saint Joseph’s University.

In connection with Ms. McHugh’s appointment as Chief Operating Officer, on March 12, 2010, she entered into an executive employment agreement (the “Employment Agreement”) with the Company effective as of March 15, 2010 (the “Effective Date”).

The summary description below of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement that is filed as Exhibit 10.1 to this report and incorporated herein by reference.

The initial term of the Employment Agreement is three years and renews automatically for two additional one-year periods unless either party gives 120 days’ notice of non-renewal (the “Employment Term”). Under the Employment Agreement, Ms. McHugh is entitled to a base salary of $535,000 and an annual cash performance bonus with a target of 60% of salary and a maximum bonus of 200% of salary. For each fiscal year during the Employment Term, Ms. McHugh will be eligible to receive equity-based compensation in an amount up to 250% of salary. Upon the commencement of Ms. McHugh’s employment with the Company on the Effective Date, on March 15, 2010, Ms. McHugh will be granted (1) stock options valued at $1,003,125 using a Black Scholes valuation based on the closing market price on the Effective Date vesting ratably over a four-year period (the “Initial Stock Options”) and (2) an initial grant of restricted stock units equal to $334,375, divided by the fair market value of a share of Company common stock as of the Effective Date, vesting ratably over a four-year period (the “Initial RSUs”). Ms. McHugh is also entitled to employee benefits executive benefits, perquisites, reimbursement of expenses and vacation on the same basis as other senior executives, except that Ms. McHugh shall not be entitled to any excise tax gross-up under Section 280G or Section 4999 of the Internal Revenue Code (or any successor provision) or any other tax gross-up.

The Employment Agreement provides that on termination of Ms. McHugh’s employment by the Company without cause or by Ms. McHugh for good reason (each as defined in the Employment Agreement), Ms. McHugh will be entitled to any accrued compensation as of the termination date, a prorated bonus for year of termination (based on actual results), severance in an amount equal to two times the sum of her base salary and target bonus, two years of additional vesting on the Initial Stock Options and Initial RSUs, and continuation of health and life insurance benefits for two years following termination. Receipt of her severance is conditioned on Ms. McHugh’s release of claims against the Company. Payments upon death or disability include any accrued compensation, a prorated bonus for the year of termination and continuation of health insurance benefits of Ms. McHugh’s dependents for two years following her death, and in the event of disability, 24 months of salary continuation offset by disability benefits and continuation of health and life insurance benefits for two years following disability. If the Employment Agreement is not renewed and, in connection with such non-renewal, Ms. McHugh terminates employment, Ms. McHugh will be entitled to a prorated bonus for the year of termination (based on actual results), and, in the event that it is the Company that elects to not renew the Employment Agreement, any unvested Initial Stock Options and Initial RSUs will become vested. In the event of a change in control (as defined in the Employment Agreement), the Initial Stock Options and the Initial RSUs will vest in full. If Ms. McHugh is entitled to any change in control payments that would constitute “excess parachute payments” subject to the excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code, her payments will not be “grossed up” but instead will be reduced to the extent necessary to avoid the excise tax, but only if such reduction will result in a higher after-tax payment to Ms. McHugh. If any excise taxes are owed by Ms. McHugh as a result of her receipt of any excess parachute payments, Ms. McHugh will be responsible for paying all such excise taxes.

The Employment Agreement also contains covenants not to solicit for 24 months and not to compete for 18 months after termination, nondisparagement, and cooperation in any investigation and litigation.

A copy of the press release announcing Ms. McHugh’s appointment as Chief Operating Officer is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit Number	Description
10.1	Executive Employment Agreement between Endo Pharmaceuticals Holdings Inc. and Julie McHugh.
99.1	Press release dated March 12, 2010, announcing the appointment of Julie McHugh as Chief Operating Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO PHARMACEUTICALS HOLDINGS INC.
(Registrant)

By:	/S/ CAROLINE B. MANOGUE
Name:	Caroline B. Manogue
Title:	Executive Vice President, Chief Legal Officer & Secretary

Dated: March 12, 2010

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Executive Employment Agreement between Endo Pharmaceuticals Holdings Inc. and Julie McHugh.
99.1	Press release dated March 12, 2010, announcing the appointment of Julie McHugh as Chief Operating Officer.